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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------



                                   FORM 8-A/A
                                 AMENDMENT NO. 1



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         TRIANGLE PHARMACEUTICALS, INC.
               (Exact name of registrant as specified in charter)


             DELAWARE                       000-21589            56-1930728
(State of incorporation or organization)   (Commission         (IRS Employer
                                           File Number)     Identification No.)

     4 University Place, 4611 University Drive, Durham, North Carolina 27707


        Registrant's telephone number, including area code: (919)493-5980

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                (Title of Class)

        Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED STOCK PURCHASE RIGHTS
                                (Title of Class)

                          NASDAQ NATIONAL MARKET SYSTEM
                               (Name of Exchange)


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

              On June 2, 1999, Triangle Pharmaceuticals, Inc. ("Triangle") and Abbott Laboratories ("Abbott") executed a Collaboration Agreement (the "Collaboration Agreement"), a Co-Promotion Agreement (the "Co-Promotion Agreement"), a Common Stock Purchase Agreement (the "Stock Purchase Agreement"), and a Stockholder Rights Agreement (the "Stockholder Agreement") (collectively, the "Alliance Agreements").

              In connection with the Alliance Agreements, the Board of Directors of Triangle approved an amendment (the "Amendment"), dated as of June 2, 1999 to the Rights Agreement, dated February 1, 1999, by and between Triangle and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). All capitalized terms below and not defined herein have the meanings given them in the Rights Agreement, as amended.

              The Amendment provides that (i) from the Effective Date (as such term is defined in the Collaboration Agreement) up until such time as Abbott holds less than the Minimum Purchaser Interest (as such term is defined in the Stockholder Agreement), neither Abbott nor its U.S. wholly-owned subsidiaries shall be deemed to be an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Common Stock of Triangle as a result of entering into the Alliance Agreements or the consummation of the transactions contemplated thereby (other than any purchases permitted under Section 5.3 of the Stockholder Agreement or otherwise which cause Abbott's Beneficial Ownership (as the term "Beneficial Ownership" is defined in the Stockholder Agreement) of shares of Triangle's Common Stock to exceed 21% of the total shares of Common Stock of Triangle outstanding from time to time hereafter) or as a result of the acquisition by Abbott of Beneficial Ownership (as defined in the Stockholder Agreement) of shares of Common Stock of Triangle not exceeding twenty-one percent (21%) of the total shares of Common Stock of Triangle outstanding from time to time hereafter, and (ii) for the period commencing as of the date of the Stockholder Agreement and ending on the earlier of (x) the Effective Date and (y) termination of the Stockholder Agreement (the "Interim Period"), neither Abbott nor its U.S. wholly-owned subsidiaries shall be deemed to be an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Common Stock as a result solely of Abbott entering into the Stockholder Agreement and being deemed the Beneficial Owner of the Shares (as defined in the Stock Purchase Agreement); provided that Abbott does not become the Beneficial Owner (as defined in the Stockholder Agreement) of any securities of Triangle in addition to the Shares during the Interim Period.

              The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and of the Stock Purchase Agreement and Stockholder Agreement filed herewith or referenced as Exhibits 1 through 3 and incorporated herein by this reference.


                                       2

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Item 2.  EXHIBITS.

1 Amendment to Rights Agreement, dated as of June 2, 1999, by and between Triangle Pharmaceuticals, Inc. and American Stock Transfer
              &Trust Company, as Rights Agent.

+2 Common Stock Purchase Agreement, dated as of June 2, 1999 by and between Triangle Pharmaceuticals, Inc., and Abbott Laboratories.

+3 Triangle Pharmaceuticals, Inc. Stockholder Rights Agreement, dated as of June 2, 1999 by and between Triangle Pharmaceuticals Inc.
              and Abbott Laboratories.

+ Filed as exhibits to Abbott Laboratories' Schedule 13D filed with the Securities and Exchange Commission on June 11, 1999 and incorporated herein by reference.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                             TRIANGLE PHARMACEUTICALS, INC.


DATE:  June 18, 1999         By: /s/ James A. Klein, Jr.
                                -----------------------------------
                                Name:  James A. Klein, Jr.
                                Title:  Chief Financial Officer and Treasurer


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                                  EXHIBIT INDEX

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

EXHIBIT
NUMBER                           DOCUMENT DESCRIPTION
------                           --------------------
1             Amendment to the Rights Agreement, dated as of June 2, 1999, by and between Triangle Pharmaceuticals, Inc. and American Stock
              Transfer & Trust Company as Rights Agent.

+2 Common Stock Purchase Agreement, dated as of June 2, 1999 by and between Triangle Pharmaceuticals, Inc. and Abbott Laboratories.

+3 Triangle Pharmaceuticals, Inc. Stockholder Rights Agreement, dated as of June 2, 1999 by and between Triangle Pharmaceuticals, Inc.
              and Abbott Laboratories.

+ Filed as exhibits to Abbott Laboratories' Schedule 13D filed with the Securities and Exchange Commission on June 11, 1999 and incorporated herein by reference.

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